UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2019

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	NKTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On December 3, 2019, Nektar Therapeutics (the “Company”) announced that the compensation committee of the board of directors (the “Compensation Committee”) appointed John Northcott as Senior Vice President and Chief Commercial Officer of the Company, effective December 2, 2019 (the “Northcott Start Date”).

Prior to joining the Company, Mr. Northcott, 42, was the Chief Commercial Officer at Pharmacyclics, an AbbVie Company, from 2015 to 2019. Prior to working at Pharmacyclics, Mr. Northcott was the Chief Commercial Officer at Lexicon Pharmaceuticals, Inc. from 2013 to 2015. Mr. Northcott received his bachelor's degree in Business Administration from St. Francis Xavier University.

In connection with Mr. Northcott’s employment with the Company, he will receive an annual base salary of $675,000 with an annual performance bonus target of at least 50% of his annual base salary. The actual amount of such performance bonus will range from 0% to 200% based on the determination by the Compensation Committee of a combination of corporate and personal objectives. Mr. Northcott will also receive an initial sign-on bonus of $200,000 upon commencement of employment (the “Sign-On Bonus”). In the event Mr. Northcott resigns or is terminated by the Company for cause prior to the second anniversary of the Northcott Start Date, Mr. Northcott will be required to repay the Sign-On Bonus within 30 days of the last day of his employment.

Mr. Northcott is also entitled to receive a non-statutory stock option to purchase 200,000 shares of the Company’s common stock (the “Northcott Stock Option”) and 200,000 restricted stock units (the “Northcott RSUs” and together with the Northcott Stock Option, the “Northcott Equity Awards”). The Northcott Stock Option will vest according to a four-year vesting schedule beginning on the Northcott Start Date, with 25% of the Northcott Stock Option vesting on the one year anniversary of the Northcott Start Date and the remainder vesting monthly on a pro-rata basis over the following three years. The Northcott RSUs will vest according to a four-year vesting schedule, with 25% of the Northcott RSUs vesting on February 15, 2021, and the remainder vesting over three years in equal quarterly installments.

The Northcott Equity Awards are subject to Mr. Northcott’s continued service with the Company through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the equity award agreements and the Company’s Change of Control Severance Benefit Plan.

Mr. Northcott will also be eligible for reimbursement of certain relocation expenses, as well as all other compensation and benefit plans available to the Company’s executive officers.

In addition, Mr. Northcott entered into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers.

Mr. Northcott’s employment is at-will. There are no arrangements or understandings between Mr. Northcott and any other persons pursuant to which Mr. Northcott was appointed as Senior Vice President and Chief Commercial Officer of the Company. There are also no family relationships between Mr. Northcott and any director or executive officer of the Company and he has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson
General Counsel and Secretary

Date:	December 4, 2019

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